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                                                                       EXHIBIT 2

Lock-Up Agreement - Stock Plans

BancBoston Robertson Stephens Inc.
Bear Stearns & Co. Inc.
HCFP/Brenner Securities, LLC
SPP Capital Partners, LLC

       As Representatives of the Several Underwriters
c/o BancBoston Robertson Stephens Inc.
555 California Street, Suite 2600
San Francisco, California 94104

RE: Interep National Radio Sales, Inc. (the "Company")

Ladies & Gentlemen:

        The undersigned is an owner of record or beneficially of certain shares of Class A Common Stock of the Company ("Common Stock") or securities convertible into or exchangeable or exercisable for Common Stock, including shares of Class B Common Stock. The Company proposes to carry out a public offering of Common Stock (the "Offering") for which you will act as the representatives (the "Representatives") of the underwriters. The undersigned recognizes that the Offering will be of benefit to the undersigned and will benefit the Company by, among other things, raising additional capital for its operations. The undersigned acknowledges that you and the other underwriters are relying on the representations and agreements of the undersigned contained in this letter in carrying out the Offering and in entering into underwriting arrangements with the Company with respect to the Offering.

        In consideration of the foregoing, the undersigned hereby agrees that the undesigned will not offer to sell, contract to sell, or otherwise sell, dispose of, loan, pledge or grant any rights with respect to (collectively, a "Disposition") any Common Stock, any options or warrants to purchase any Common Stock or any securities convertible into or exchangeable for Common Stock (collectively, "Securities") now owned or hereafter acquired directly by such person or with respect to which such person has or hereafter acquires the power of disposition, otherwise than (i) as a bonafide gift or gifts, provided the donee or donees thereof agree in writing to be bound by this restriction, (ii) as a distribution in the form of shares of Class A Common Stock to its participants in connection with the termination of employment from the Company of any such participant as required by provisions of the Employee Retirement Income Security Act of 1974, as amended, or as otherwise required by the provisions of the Internal Revenue Code of 1986, as amended (it being understood that any such participant that is subject to a lock-up agreement individually will be bound by the terms of such agreement with respect to any Securities acquired by such participant from the Interep Employee Stock Ownership Plan or the Company's Stock Growth Plan), (iii) sales of shares of Class B Common Stock by the Interep Employee Stock Ownership Plan to the Company's Stock Growth Plan in a manner, and in amounts, consistent with past sales or (iv) with the prior written consent of BancBoston Robertson Stephens Inc., for a period commencing on the date hereof and continuing to t adate 180 days after the Registration Statement is declared effective by the Securities and Exchange Commission (the "Lock-up Period"). The foregoing restriction has been expressly agreed to prelude the holder of the Securities from engaging in any hedging or other transaction which is designed to or



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reasonably expected to lead to or result in a Disposition of Securities during the Lock-up Period, even if such Securities would be disposed of by someone other than such holder. Such prohibited hedging or other transactions would include, without limitation, any short sale (whether or not against the box) or any purchase, sale or grant of any right (including, without limitation, any put or call option) with respect to any Securities or with respect to any security (other than a broad-based market basket or index) that included, relates to or derives any significant part of its value from Securities. The undersigned also agrees and consents to the entry of stop transfer instructions with the Company's transfer agent and registrar against the transfer of Common Stock or Securities held by the undersigned except in compliance with the foregoing restrictions. BancBoston Robertson Stephens Inc., acting alone and in its sole discretion, may waive any provisions of this Lock-Up Agreement without notice to any third party.

     This agreement is irrevocable and will be binding on the undersigned and the respective successors, heirs, personal representatives, and assigns of the undersigned. In the event that the Registration Statement shall not have been declared effective on or before March 31, 2000, this Lock-Up Agreement shall be of no further force or effect.

                                Dated: December 7, 1999

                                INTEREP EMPLOYEE STOCK OWNERSHIP PLAN

                                /s/ Ralph C. Guild

                                By: ___________________________________
                                    Ralph C. Guild, Trustee